Exhibit 22.1

List of guarantor subsidiaries

Guarantor Subsidiary

United Dominion Realty, L.P., a Delaware limited partnership, of which UDR, Inc. (“UDR”) is the parent company and sole general partner, has guaranteed each of the senior unsecured debt securities issued by UDR listed below.

Guaranteed Securities

2.95% Medium-Term Notes due September 2026
3.50% Medium-Term Notes due July 2027
3.50% Medium-Term Notes due January 2028
4.40% Medium-Term Notes due January 2029
3.20% Medium-Term Notes due January 2030
3.00% Medium-Term Notes due August 2031
2.10% Medium-Term Notes due August 2032
1.90% Medium-Term Notes due March 2033
2.10% Medium-Term Notes due June 2033
3.10% Medium-Term Notes due November 2034